Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A PREFERRED STOCK

OF

MARTHA STEWART LIVING OMNIMEDIA, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Martha Stewart Living Omnimedia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has approved and adopted the following resolutions:

1.	RESOLVED, that none of the authorized shares of Series A Preferred Stock, par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”) are outstanding and none will be issued subject to the certificate of designations previously filed on December 6, 2011, with respect to such Series A Preferred Stock (the “Series A Certificate of Designations”); and it is further

2.	RESOLVED, that (a) the principal executive officer; (b) the Executive Vice President and Chief Financial Officer and (c) the Executive Vice President, General Counsel and Corporate Secretary of the Corporation (the “Authorized Officers”), and any person or persons designated and authorized so to act by an Authorized Officer of the Corporation be, and each of them acting singly hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, to prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate (the “Series A Certificate of Elimination”) eliminating from the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), all matters set forth in the Series A Certificate of Designations, which Series A Certificate of Elimination shall be effective upon filing and shall have the effect of amending the Certificate of Incorporation, in accordance with Section 151(g) of the Delaware General Corporation Law, and the execution by such individuals of such Series A Certificate of Elimination shall conclusively establish their authority therefor from the Corporation and the approval and ratification by the Corporation of such Series A Certificate of Elimination; and it is further

3.	RESOLVED, that the Corporation is hereby authorized to pay any and all expenses and fees arising in connection with the filing of the Certificate of Elimination.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 21st day of October, 2013.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Allison Hoffman
Name:	Allison Hoffman
Title:	Executive Vice President, General Counsel and Corporate Secretary